Certificate of Designation of Rights and Preferences
                  for Series 2000-B Convertible Preferred Stock
                                       of
                             First Scientific, Inc.

         Pursuant to Section 151 of the General Corporation Law of the State of Delaware, First Scientific, Inc., a Delaware corporation (the "Company"), does hereby certify:

         FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation, as amended, of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of four thousand (4,000) shares designated "Series 2000-B 8% Convertible Preferred Stock," with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

                  RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series 2000-B 8% Convertible Preferred Stock according to the terms and conditions as set forth in the Agreement and in the attached Exhibit A (Designation of Rights and Preferences) and authorizes and instructs the Company's Executive Officers, Randall L. Hales and Jack Theler to proceed in filing the Certificate of Designation with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series 2000-B 8% Convertible Preferred Stock

         SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated this 11th day of January, 2001.

                                       First Scientific, Inc.



                                       By: /s/ John L. Theler
                                          -------------------------------------
                                       Name: John L. Theler
                                       Title: Chief Financial Officer

                             FIRST SCIENTIFIC, INC.
                           Certificate of Designation
                    Series 2000-B Convertible Preferred Stock

         First Scientific, Inc. (the "Corporation"), a Delaware corporation, hereby certifies that pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of Delaware ("DGCL"), the Board of Directors of the Corporation, at a meeting duly called and held pursuant to Section 141 of the DGCL, duly adopted the following resolution providing for the designation and the powers, preferences, and the qualifications, limitations or restrictions thereof, of the Series 2000-B Convertible Preferred Stock (the "Series 2000-B Preferred Stock"), which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its
Certificate of Incorporation, as amended, and pursuant to the General Corporation Law of Delaware, a series of Preferred Stock of the Corporation is hereby created, such series of Preferred Stock to be designated the Series 2000-B Preferred Stock, to consist of 4,000 shares, $0.001 par value per share, with a stated value of $1,000 per share (the "Stated Value"). The Series 2000-B Preferred Stock is being issued pursuant to the terms and conditions of that certain Securities Purchase Agreement dated as of May 16, 2000, as amended from time to time, and that certain Agreement dated as of December 29, 2000 by the Corporation, which are incorporated herein by this reference (collectively, the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement. The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series 2000-B Preferred Stock shall be as follows:

         1. Voting Rights. Except as otherwise required by applicable law, each share of Series 2000- B Preferred Stock issued and outstanding shall have the number of votes equal to the whole number of shares of common stock, $.001 par value, of the Corporation (the "Common Stock") into which the share of Series 2000-B Preferred Stock is convertible (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share) as though such share were immediately convertible.

         2. Dividends. The holder of Series 2000-B Preferred Stock (hereinafter the "Holder") shall be entitled to receive (out of legally available funds) cumulative dividends equal to 8% per annum and payable quarterly within 5 business days after the last business day of each calendar quarter (the "Dividend Payment Date"). From and after the occurrence of an Event of Noncompliance, the Holder of Series 2000-B Preferred Stock shall be entitled to receive (out of legally available funds) cumulative dividends equal to 21% per annum (the "Default Rate") and payable on each Dividend Payment Date. Dividends shall be paid in cash unless the Holder shall give written notice to the Corporation at least five (5) business days before a Dividend Payment Date for which such election is made of Holder's election to receive payment of dividends in Common Stock at the Conversion Price, as defined below. Dividends on the Series 2000-B Preferred Stock shall rank senior to dividends payable on all other series or classes of stock of the Corporation. Unless all accrued dividends and interest thereon, if any, have been paid in full, no dividend on any other stock shall be declared or paid or made, as the case may be, or any moneys paid to any sinking or purchase fund on any other stock for the redemption or repurchase thereof. Dividends for less than a full calendar quarter shall be prorated and based on the actual number of days elapsed divided by 360 days.

         3.  Redemption.

         A. Optional Redemption. The Corporation shall have the right, but not the obligation, exercisable at any time or from time to time, until close of business on April 2, 2001, to redeem all, but not less than all, of the outstanding shares of Series 2000-B Preferred Stock by paying a sum equal to $6,500,000.00 (the "Optional Redemption Price"). The Corporation may not redeem any Series 2000-B Preferred Stock pursuant to this Paragraph A, unless all dividends accrued on all of the outstanding Series 2000-B Preferred Stock through December 31, 2000 have been paid in full. Dividends for the period January 1, 2001 through the date of redemption under this Paragraph A will be deemed included in the Optional Redemption Price stated above. The Corporation may not redeem any share of Series 2000-B Preferred Stock which has been converted or for which a Notice of Conversion has been delivered to the Corporation prior to the date notice of redemption is given to the holder under this Paragraph A.

         B. Mandatory Redemption. The Corporation shall have the obligation, at the option of the Holder of Series 2000-B Preferred Stock, to redeem all of the outstanding shares of Series 2000-B Preferred Stock by paying a sum per share equal to 125% of the Stated Value per share, plus accrued and unpaid dividends and penalties thereon through the date of redemption (collectively the "Mandatory Redemption Price") if an Event of Noncompliance (as defined herein) occurs, provided that such obligation shall not arise prior to April 3, 2001 unless either Randall L. Hales has ceased to be employed full-time by the Corporation or Pharmulations, L.C. has ceased to provide services as a consultant to the Corporation.

         C. Notice of Redemption. The Corporation shall deliver written notice of each redemption, pursuant to Paragraph A above, of a share of Series 2000-B Preferred Stock to the Holder thereof not less than 48 hours prior to the date specified in the notice on which such redemption is to be made (the "Optional Redemption Date"). A Holder of a share of Series 2000-B Preferred Stock may submit written notice of a redemption, pursuant to Paragraph B above, to the Corporation not less than ten (10) calendar days prior to the date specified in the notice on which such redemption is to be made (the "Mandatory Redemption Date"). Any notice required or permitted to be given under any provision of this Designation shall be given in writing and delivered personally, by facsimile, or by mail, postage prepaid, addressed to the Corporation at its principal executive offices and to the Holder at the address or facsimile number on the records of the Corporation. The Holder will have the responsibility to notify the Corporation of its current address and facsimile number at all times.

         D. Redemption Payments. For each share of Series 2000-B Preferred Stock which is to be redeemed hereunder, the Corporation shall be obligated on the applicable Optional or Mandatory Redemption Date to pay to the Holder thereof (upon surrender by such Holder at the Corporation's principal office of the share certificate) the applicable Optional or Mandatory Redemption Price in cash or in immediately available funds. If the Corporation does not make the payment when due, dividends will accrue on all outstanding Series 2000-B Preferred Stock from and after the applicable

Optional or Mandatory Redemption Date at the Default Rate and the Conversion Price calculated pursuant to Section 4 in connection with any subsequent conversion of a share of Series 2000-B Preferred Stock will be reduced by $.50 per share. If the Corporation does not pay the Optional Redemption Price when due, the Corporation's right and obligation to make an Optional Redemption shall cease and the Holder's right to a cash payment pursuant to the Optional
Redemption shall cease, but the Holder shall have a continuing right of conversion as provided herein. If the Corporation does not pay the Mandatory Redemption Price when due, the Corporation's right and obligation to make an Mandatory Redemption shall cease and the Holder's right to a cash payment pursuant to the Mandatory Redemption shall cease, but the Holder shall have a continuing right of conversion as provided herein.

         E. Dividends After Optional or Mandatory Redemption Date. If the applicable Optional or Mandatory Redemption Price to be paid hereunder is paid in full to the Holder of Series 2000-B Preferred Stock on the applicable Optional or Mandatory Redemption Date, the redeemed shares of Series 2000-B Preferred Stock shall not be entitled to any dividends accruing after such date and on such date, all rights of the Holder of such shares shall cease, and such shares shall no longer be deemed to be issued and outstanding.

         4. Conversion.

         Holders of Series 2000-B Preferred Stock shall have the right, but not the obligation, to convert the Stated Value and any accrued and unpaid dividends into fully paid and nonassessable shares (calculated as to each conversion to the nearest number of whole shares) of the Common Stock of the Corporation at the Conversion Price, as defined herein, subject to adjustment as provided herein. Subject to the limitation for conversion of the Series 2000-B Preferred Stock on or after April 3, 2001 through December 31, 2001, "Conversion Price" means 80% of the average of the three lowest closing bid prices for the Common Stock quoted on the Nasdaq Stock Market system or reported on the NASD's OTC Bulletin Board during the 15 trading days preceding the conversion date, subject to a maximum Conversion Price of $1.20 per share. Upon the occurrence of an Event of Noncompliance, all of the Series 2000-B Preferred Stock shall be immediately convertible notwithstanding any timing or other restrictions imposed herein and the Conversion Price shall not be subject to any limitations on the minimum imposed herein. For purposes of this Section 4, the term "fully diluted capital stock of the Corporation, after adjustment" shall be calculated on the applicable conversion date as the sum of (x) all issued and outstanding shares of Common Stock, (y) those shares of Common Stock to be issued upon conversion of the Series 2000-B Preferred Stock on the applicable conversion date, and (z) all shares of Common Stock issuable upon the conversion of convertible securities, excluding the Series 2000-B Preferred Stock, and the exercise of Common Stock purchase options and warrants having a conversion price or an exercise price less than $.75 per share, as the case may be. The calculation shall exclude shares issuable upon conversion of convertible securities or the exercise of outstanding stock options and purchase warrants with a conversion price or an exercise price of $.75 or greater, as the case may be.

         Holders of Series 2000-B Preferred Stock shall have the right, exercisable one time only, but not the obligation, to convert the Stated Value of all of the issued and outstanding shares of the Series 2000-B Preferred Stock on the date of such exercise and all accrued and unpaid dividends thereon together with cash in an amount which when added to the aforementioned Stated Value and dividends shall equal $3,652,000.00 into the number of fully paid and nonassessable shares of the Common Stock which equals 42% of the "fully diluted capital stock of the Corporation, after adjustment, as defined above. The aggregate number of shares of Common Stock issued upon conversion of the Stated Value of the Series 2000-B Preferred Stock under this paragraph shall not exceed 42% of the "fully diluted capital stock of the Corporation, after adjustment," as defined above. Conversion under this paragraph may be exercised on or after April 3, 2001 but not after December 31, 2001.

         In the case of any Series 2000-B Preferred Stock which is surrendered for conversion, accrued and unpaid dividends will be payable on such Series 2000-B Preferred Stock with respect to the period ending on the conversion date. The Holder at its option may elect to receive payment of those dividends in cash or in Common Stock at the applicable Conversion Price, as provided herein.

         A. Exercise of Conversion Privilege. To exercise the conversion privilege, the Holder of the Series 2000-B Preferred Stock shall surrender to the Corporation such Series 2000-B Preferred Stock, duly endorsed or assigned to the Corporation or in blank, accompanied by written Notice of Conversion to the Corporation in the form provided in the Series 2000-B Preferred Stock that the Holder elects to convert such Series 2000-B Preferred Stock or, if less than the entire principal amount thereof is to be converted, the specified portion.

         Series 2000-B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Series 2000-B Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Series 2000-B Preferred Stock as Holders shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.

         Within two (2) business days after the conversion date, the Corporation, without cost to the Holder, shall issue and shall deliver to the Holder of the converted Series 2000-B Preferred Stock or the person specified by such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon conversion registered in the name of such Holder or such other person as shall have been specified by such Holder and all accrued and unpaid dividends on the converted Series 2000-B Preferred Stock or portion thereof upon which the Holder does not elect to receive payment in the form of Common Stock.

         Upon conversion of Series 2000-B Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

         The Corporation shall not close its books against the transfer of Common Stock issued or issuable upon conversion of Series 2000-B Preferred Stock in any manner which interferes with the timely conversion of Series 2000-B Preferred Stock. The Corporation shall assist and cooperate with any Holder of Series 2000-B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of Series 2000-B Preferred Stock (including, without limitation, making any filings required to be made by the Corporation).

         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of Series 2000-B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series 2000-B Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

         The conversion rights of any Series 2000-B Preferred Stock subject to redemption hereunder shall terminate on the Redemption Date for such Series 2000-B Preferred Stock unless the Corporation has failed to pay to the Holder thereof the Redemption Price of such Series 2000-B Preferred Stock or portion thereof (plus all accrued and unpaid dividends and penalties thereon and any premium payable with respect thereto).

         B. Adjustment of Conversion Price and Number of Shares upon Issuance of Common Stock. If and whenever, on or after April 3, 2001, the Corporation issues or sells (or in accordance with Section 4.C is deemed to have issued or sold) (specifically excluding those shares of Common Stock issued and sold upon the exercise of options and warrants granted prior to the date of the Purchase Agreement), other than (i) as described in Section 4.D or (ii) pursuant to the Purchase Rights covered by Section 4.I, any shares of Common Stock for a consideration per share less than the Fair Market Value (as defined below) per share of the Common Stock determined as of the earlier of (x) the announcement of such issuance or sale, or (y) the date of such issuance or sale, then immediately upon such issuance or sale the Conversion Price shall be reduced to equal the amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which will be the sum of (1) the number of shares of Common Stock deemed outstanding (including Shares deemed outstanding pursuant to Section 4.C.(i)) immediately prior to such issuance or sale multiplied by the Fair Market Value per share of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issuance or sale, and the denominator of which will be the product derived by multiplying such Fair Market Value per share of the Common Stock by the number of shares of Common Stock deemed outstanding (including Shares deemed outstanding pursuant to Section 4.C.(i)) immediately after such issuance or sale. Upon each such adjustment of the Conversion Price hereunder, the number of Conversion Shares issuable upon exercise of Series 2000-B Preferred Stock shall be adjusted to equal the number of shares determined by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares issuable upon exercise of Series 2000-B Preferred Stock immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. For the purposes of this Section 4, the calculation of the number of shares of Common Stock deemed outstanding shall exclude the Conversion Shares. "Fair Market Value" means the closing bid price of a share of

Common Stock quoted on the NASDAQ Stock Market System or reported on the NASD's OTC Bulletin Board on the measurement date.

         C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 4.B, the following shall be applicable:

                  (i) Issuance of Rights or Options or Convertible Securities. If the Corporation in any manner grants any rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (including without limitation convertible Common Stock) (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") or if the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible or exchangeable, and the Fair Market Value per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Fair Market Value per share of the Common Stock in effect on the earlier of (x) the announcement of such grant or issuance or sale and (y) the date of such grant or issuance or sale, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options of upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such Fair Market Value per share. For purposes of this paragraph, the Fair Market Value per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to
Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (ii) Change in Option Price or Conversion Rate. If either the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock shall change at any time to an amount which is less than the Fair Market Value, then the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Conversion Shares shall be correspondingly readjusted.

         D. Subdivision or Combination of Shares. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or pays a dividend or makes a distribution to holders of outstanding shares of Common Stock in the form of shares of Common Stock, or combines (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price of the Series 2000-B Preferred Stock in effect immediately prior to such event and the number of shares of Common Stock issuable upon conversion of the Series 2000-B Preferred Stock shall be proportionately adjusted so that the Holder of the Series 2000-B Preferred Stock thereafter surrendered for conversion shall be entitled to receive after the occurrence of any of the events described the proportionate number of shares of Common Stock to which the Holder would have been entitled had such Series 2000-B Preferred Stock been exercised immediately prior to the occurrence of such event, such adjustment to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination or reclassification, as the case may be, becomes effective.

         E. Liquidation of the Corporation. In the event of the liquidation, dissolution, or winding up of the Corporation, a notice thereof shall be sent to the Holder at least 15 days before the record date specified for determining holders of the shares of Common Stock entitled to receive any distribution upon such liquidation, dissolution, or winding up.

         F. Consolidation of Corporation. In the case of any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving corporation and which does not result in any reclassification or change of outstanding shares of the class issuable upon conversion of the Series 2000-B Preferred Stock), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Holder of each Series 2000-B Preferred Stock then outstanding shall have the right to exercise such Series 2000-B Preferred Stock for the purchase of the kind and amount of shares of Common Stock and other securities and property receivable upon such consolidation, merger, sale, or transfer by a holder of the number of shares of Common Stock which would have been issuable if the conversion of the Series 2000-B Preferred Stock had occurred immediately prior to such consolidation, merger, sale, or transfer.

         G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall exercise their reasonable judgment consistent with the fundamental intent of such provisions in making an appropriate adjustment in the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series 2000-B Preferred Stock so as to protect the rights of the Holder of the Series 2000-B Preferred Stock.

         H. Notices.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The  Corporation  shall give written notice to the Holder at least 30 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets, dissolution or liquidation.

                  (iii) The  Corporation  shall also give written  notice to the
Holder  at least  30 days  prior  to the  date on  which  any  recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets, dissolution or liquidation shall take place.

         I. Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the "Purchase Rights"), then the Corporation shall grant, issue or sell (as the case may be) to the Holder the aggregate Purchase Rights which such Holder would have acquired if such Holder had held the maximum number of shares of Common Stock issuable upon conversion of all the Series 2000-B Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5. Events of Noncompliance.

         A. Definition. An Event of Noncompliance shall have occurred if:

                  (i) the Corporation fails to pay on any Dividend Payment Date the full amount of dividends then accrued on the Preferred Stock, whether or not such payments are legally permissible or are prohibited by any agreement to which the Corporation is subject;

                  (ii) the Corporation fails to make any redemption payment (whether following the giving of notice pursuant to paragraph 3C or otherwise) with respect to the Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                  (iii) the Corporation breaches or otherwise fails to perform or observe any material provision contained herein, in the Purchase Agreement or in the Related Documents (as defined in the Purchase Agreement) and (other than with respect to Section 8.1 or 8.2 of the Purchase Agreement, the breach of or failure to perform which shall result in an immediate Event of Noncompliance) such failure is not cured within fifteen (15) days after the occurrence thereof;

                  (iv) any representation or warranty contained in the Purchase Agreement or required to be furnished to any Holder of Preferred Stock pursuant to the Purchase Agreement, or any information contained in writing required to be furnished by the Corporation or any Subsidiary to any Holder of Preferred Stock, is false or misleading in any material respect on the date made or furnished;

                  (v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or the Corporation or any Subsidiary takes any action to authorize any of the foregoing; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

                  (vi) any material provision of the Purchase Agreement or any Related Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Corporation or any Governmental Authority or other regulatory body having jurisdiction over the Corporation, seeking to establish the invalidity or enforceability thereof, or the Corporation shall deny in writing that it has any liability or obligation purported to be created under the Purchase Agreement or any Related Document;

                  (vii) (A) any registration statement required to be filed and declared effective by the Corporation pursuant to the Purchase Agreement shall not become effective as provided in the Purchase Agreement or shall cease to be effective prior to the sale of all shares registered thereunder, (B) the Securities and Exchange Commission shall issue any stop order suspending the effectiveness under the Securities Act of any registration statement required to be filed and declared effective by the Corporation pursuant to the Purchase Agreement or any state securities commission suspends the qualification of the Registrable Securities covered thereby for offering or sale in any jurisdiction,
(C) any proceeding for purposes of either (A) or (B) above is initiated, or (D) the Common Stock is suspended from trading on or the price for the Common Stock is not quoted or reported on the Nasdaq Stock Market System or the NASD's OTC Bulletin Board;

                  (viii) the Corporation at any time shall not have reserved and available authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Preferred Stock, in the number which would be issuable upon the conversion of all of the issued and outstanding Preferred Stock; or

                  (ix) the occurrence of a Material Adverse Change (as defined in the Purchase Agreement).

         B. Right to Cure. Any breach, default in performance of any provision or Event of Noncompliance of the Purchase Agreement or any of the Related Documents which directly affects the Holder's ability to acquire the Preferred Shares and Warrants, convert the Preferred Shares, Exercise the Warrants or sell pursuant to a valid registration shall be interpreted in accordance with the terms of the Purchase Agreement or any Related Document. Any breach, default in performance of any provision of the Purchase Agreement or any of the Related Documents or Event of Noncompliance which does not directly affect the Holder's ability to acquire the Preferred Shares and Warrants, convert the Preferred Shares, Exercise the Warrants or sell pursuant to a valid registration shall be subject to written notice delivered to the Corporation and may be cured by the Corporation during the five (5) business days after receipt of written notice of such breach, default or Event of Noncompliance.

         6. Liquidation and Sale Preferences. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, (an "Event of Liquidation") of the Corporation, the Holders of Series 2000-B Preferred Stock, prior and in preference to the holders of the Common Stock, shall be entitled to receive (i) the Stated Value per share of Series 2000-B Preferred (adjusted to reflect stock dividends, stock splits or recapitalizations, if any), plus (ii) accrued but unpaid dividends (the "Liquidation Preference"). The Liquidation Preference shall rank senior to all other series or classes of stock of the Corporation. After payment of the Liquidation Preference and any other preferential payments on other series or classes of stock except the Common Stock, the Holders of Series 2000-B Preferred Stock shall have no other rights to the remaining assets of the Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the Holders of the Series 2000- B Preferred Stock shall be insufficient to permit the payment to such Holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series 2000-B Preferred Stock in proportion to the amount of such stock owned by each such Holder. The Corporation shall mail to each Holder of Series 2000-B Preferred Stock, at least twenty (20) days prior to an Event of Liquidation, a notice setting forth the date on which such Event of Liquidation is expected to become effective and the type and amount of anticipated proceeds per share of Common Stock to be distributed with respect thereto and shall afford each such Holder the opportunity to convert such shares of Series 2000-B Preferred Stock pursuant to Section (iii) (conditional upon the consummation of such Event of Liquidation) prior to the consummation thereof.

         A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance, or disposition of all or substantially all of the assets of the Corporation, or the effectuation of any acquisition of the Corporation by any other entity by means of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (the "Sale"), shall be deemed to be an Event of Liquidation; provided, however, that if Holders of Series 2000-B Preferred Stock are to receive more than the preferential amounts due them under the immediately preceding paragraph in the Sale, the Sale shall not be an Event of Liquidation and all Holders of Series 2000-B Preferred Stock shall participate ratably with the holders of Common Stock and the holders of any other series of preferred stock with similar rights in proportion to the amount of shares of Common Stock owned by each such holder on an as-converted basis and shall not be entitled to receive any preferential amounts.

         7. Protective Provisions. So long as shares of Series 2000-B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent), as provided by law, of the Holders of two-thirds of the outstanding shares of Series 2000-B Preferred Stock: (a) to alter or change the rights, preferences or privileges of the shares of Series 2000-B Preferred Stock so as to affect adversely the shares of such stock; (b) to increase the authorized number of shares of Series 2000-B Preferred Stock; (c) to create any new class or series of shares of capital stock with rights or preferences prior to or on a parity with, or increase the number of shares of, Series 2000-B Preferred Stock; or (d) to sell or convey or otherwise dispose of all or substantially all of the property or business of the Corporation. No repurchases or redemptions of any other series or class of stock of the Corporation while in default of any provision of the Series 2000-B Preferred Stock.

         8. Amendments and Waivers. Series 2000-B Preferred Stock may be amended only with the written consent of the Holder, and any existing Event of Noncompliance may be waived only with the written consent of the Holder.

         RESOLVED, that the Board of Directors has determined that the rights and preferences of the Series 2000-B Preferred Stock are under the circumstances presently prevailing, fair and equitable to all the existing stockholders.












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                                      -11-

         IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to execute this certificate this 11 day of January, 2001.

                                        FIRST SCIENTIFIC, INC.


                                        By: /S/ Randall L. Hales
                                        Randall L. Hales, President and Chief
                                        Executive Officer


                                        By: /s/ John L. Theler
                                        John L. Theler, Vice President, Chief
                                        Financial Officer, Corporate Secretary

STATE OF UTAH                       )
                                    : ss.
COUNTY OF SALT LAKE                 )

         On January __, 2001, personally appeared before me Randall L. Hales, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.
                                        -----------------------------------
                                        NOTARY PUBLIC

STATE OF UTAH                       )
                                    : ss.
COUNTY OF SALT LAKE                 )

         On January __, 2001, personally appeared before me John L. Theler, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.
                                        ------------------------------------
                                        NOTARY PUBLIC

                              NOTICE OF CONVERSION


To:      First Scientific, Inc.


         The undersigned registered owner of this share of Series 2000-B Preferred Stock hereby exercises the option to convert this share of Series 2000-B Preferred Stock, or the portion hereof designated below, and the accrued dividends thereon designated below into shares of Common Stock in accordance with the terms of the Series 2000-B Preferred Stock, and directs that the shares issuable and deliverable upon this conversion be issued and delivered to the registered owner hereof, unless a different name has been provided below.


Dated:
      -------------------               ----------------------------------------

                                        ------------------------------------
                                        Signature(s)


Complete the following for registration of shares of Common Stock if they are to be delivered other than to and in the name of the registered owner:

------------------------------------
Name

====================================
Address
------------------------------------
Soc. Sec. or Tax I.D. No.




                                      -13-